Exhibit 16.1

September 2, 2026

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Helix Energy Solutions Group, Inc. and, under the date of February 26, 2026, except for the effects of the discontinued operations as discussed in Note 4, as to which the date is August 11, 2026, we reported on the consolidated financial statements of Helix Energy Solutions Group, Inc. as of and for the years ended December 31, 2025 and 2024. On September 1, 2026, Helix Energy Solutions Group, Inc. changed its name to Hornbeck Offshore Services, Inc. (the Company). On September 2, 2026, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 2, 2026, and we agree with such statements except we are not in a position to agree or disagree with the Company’s statement that the dismissal of KPMG LLP was approved by the Audit Committee of the board of directors, and we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP